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                                                                     EXHIBIT 8.1

September 3, 2002



Behringer Harvard REIT I, Inc.
1323 North Stemmons Freeway
Suite 210
Dallas, Texas 75207

Ladies and Gentlemen:

         In connection with the filing of the Registration Statement on Form S-11 (the "Registration Statement") by Behringer Harvard REIT I, Inc., a Maryland corporation ("Behringer"), including, among other things, Behringer's Prospectus (the "Prospectus"), we advise you that we have prepared the section of the Prospectus entitled "Federal Income Tax Considerations," including the following subcategories: Opinion of Counsel, Taxation of Behringer, Requirements for Qualification as a REIT, Failure to Qualify as a REIT, Sale-Leaseback Transactions, Taxation of U.S. Stockholders, Treatment of Tax-Exempt Stockholders, Special Tax Considerations for Non-U.S. Stockholders, Statement of Stock Ownership, State and Local Taxation and Tax Aspects of Our Operating Partnership.

         In connection with the preparation of those portions of the filing, we have examined and are familiar with the originals of the documents, records and other instruments relating to the organization and operation of Behringer and Behringer Harvard OP I LP ("Behringer OP").

         In addition, we have reviewed applicable provisions of the Internal Revenue Code (the "Code"), the regulations issued thereunder and, where appropriate, revenue rulings, federal and state court decisions and such other materials as we deemed necessary and relevant to the matters being opined upon. The opinions set forth in this letter also are premised on certain additional information and representations through consultation with officers of Behringer, including those contained in the Company's management representation certificate to us dated September 3, 2002 (the "Management Representation Certificate") as are germane to the determination that Behringer has been and will be owned and operated in such a manner that Behringer has and will continue to satisfy the requirements for qualification as a REIT under the Code.

         The Registration Statement sets forth our opinions in the portion of the S-11 described above. We hereby confirm our opinions in the Registration Statement and consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

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MORRIS, MANNING & MARTIN
A LIMITED LIABILITY PARTNERSHIP

Behringer Harvard Real Estate
  Investment Trust I, Inc.


September 3, 2002

Page 2

         We assume no obligation to advise you of any changes in our opinions subsequent to the delivery of this opinion letter, and we do not undertake to update this opinion letter. Behringer's qualification and taxation as a REIT depends upon Behringer's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code described in the Prospectus with regard to, among other things, the sources of its gross income, the composition of its assets, the level and timing of its distributions to stockholders and the diversity of its stock ownership. Morris, Manning & Martin, LLP will not review Behringer's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of Behringer and Behringer OP, the sources of their income, the nature of their assets, the level and timing of Behringer's distributions to stockholders and the diversity of Behringer's stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation of Behringer as a REIT. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate.

         We also note that an opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. In certain instances with respect to matters for which there is no relevant authority, including the effect of certain transfer restrictions on the ability of Behringer to satisfy the requirement for REIT qualification that its shares be transferable, our opinion is based on authorities which we have considered to be analogous even though certain such authorities have been rendered obsolete for unrelated reasons by subsequent authorities. There can be no assurance that positions contrary to our opinions will not be taken by the Service, or that a court considering the issues would not hold contrary to our opinions.

         We undertake no obligation to update the opinions expressed herein at any time after the date hereof. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

                                    Very truly yours,

                                    MORRIS, MANNING & MARTIN, LLP

                                    /s/ Charles R. Beaudrot
                                    --------------------------------------------
                                    A Partner